Exhibit 99.1

Harte Hanks Announces Agreement

to Repurchase

Preferred Shares from Wipro

Chelmsford, Massachusetts – June 30, 2022 -- Harte Hanks, Inc. (NASDAQ: HHS), a leading global customer experience company, announced today that it has entered into a definitive agreement to repurchase all the Company’s outstanding Series A Convertible Preferred Shares (the “Preferred Shares”) from Wipro, LLC, the sole holder of the Preferred Shares. The Preferred Shares will be repurchased in exchange for (i) a cash payment equal to their liquidation value, or $9,926,000 and (ii) 100,000 shares of Harte Hanks common stock. The Preferred Shares to be repurchased are currently convertible into approximately 16% of the Company’s common stock on a fully diluted basis. Harte Hanks will fund the cash portion of the repurchase consideration with a combination of cash and cash equivalents on hand and borrowings under the Company’s credit facility. The repurchase is expected to close by the end of the third quarter of 2022.

“This agreement to repurchase our Preferred Shares reflects the Company’s ongoing commitment to improve shareholder value. The transaction will eliminate the dilutive impact of the Preferred Shares and will eliminate certain restrictions on our use of capital and our ability to borrow funds,” said Brian Linscott, Harte Hanks’ CEO. Linscott continued, “we would like to thank Wipro for entering into this agreement and for their confidence and investment in our Company,” noting that “Wipro was a patient and valued partner while Harte Hanks executed on our business plan and growth strategy.” Jack Griffin, the Chairman of the Board Directors of Harte Hanks, also commented that “this agreement and the ultimate redemption of the preferred shares at the time of closing will continue to drive shareholder value, and serve to contribute to the attractiveness of Harte Hanks as an investment offering for both current and potential shareholders”.

About Harte Hanks:

Harte Hanks (NASDAQ: HHS) is a leading global customer experience company whose mission is to partner with clients to provide them with CX strategy, data-driven analytics and actionable insights combined with seamless program execution to better understand, attract, and engage their customers.

Using its unparalleled resources and award-winning talent in the areas of Customer Care, Fulfillment and Logistics, and Marketing Services, Harte Hanks has a proven track record of driving results for some of the world’s premier brands including Bank of America, GlaxoSmithKline, Unilever, Pfizer, HBOMax, Volvo, Ford, FedEx, Midea, Sony, and IBM among others. Headquartered in Chelmsford, Massachusetts, Harte Hanks has over 2,500 employees in offices across the Americas, Europe and Asia Pacific.

For more information visit hartehanks.com

As used herein, “Harte Hanks” or “the Company” refers to Harte Hanks, Inc. and/or its applicable operating subsidiaries, as the context may require. Harte Hanks’ logo and name are trademarks of Harte Hanks.

Forward-Looking Statements:

Certain statements in this release may constitute forward-looking statements, which involve several risks and uncertainties. Harte Hanks cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to several factors, including those listed from time to time in reports that Harte Hanks files with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.